Exhibit 99.1

The following information is being provided to revise certain information in our Definitive Proxy Statement filed on Schedule 14A on October 7, 2011 (the “Proxy Statement”).

(a) The information presented in the Summary Compensation Table on page 25 of the Proxy Statement is revised per the table below to reflect the correct amounts under (i) “Stock Awards” for each of Mr. Burlage, Mr. Hayslip, Mr. McMenamin, Mr. Taylor and Mr. Schopfer for fiscal year 2011, (ii) “Stock Awards” and “All Other Compensation” for Mr. Hayslip for fiscal year 2010, and (iii) “Total” for each of Mr. Burlage, Mr. Hayslip, Mr. McMenamin, Mr. Taylor and Mr. Schopfer for fiscal year 2011, for Mr. Hayslip for fiscal year 2010 and for Mr. Taylor for fiscal year 2009.

					Non-Equity
				Stock	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Compensation(2)	Compensation(3)	Total

Peter J. Burlage	2011	$367,500	$—	$262,505	$—	$31,639	$661,644
President and Chief	2010	350,000	—	245,000	214,416	18,225	827,641
Executive Officer	2009	350,000	—	210,020	—	25,600	585,620
Ronald L. McCrummen	2011	$59,614	$—	$310,009	$—	$115	$369,738
Vice President & Chief
Financial Officer(4)
Warren R. Hayslip	2011	$231,000	$—	$92,402	$—	$10,408	$333,810
Vice President and	2010	220,000	—	165,000	67,388	632	453,020
Chief Operating Officer
Sean P. McMenamin	2011	$180,000	$—	$71,988	$—	$7,712	$259,700
Vice President,	2010	175,000	—	69,999	82,307	2,223	329,529
Operations	2009	175,000	—	46,506	—	6,663	228,169
David Taylor	2011	$167,000	$—	$66,797	$—	$7,640	$241,437
Vice President,	2010	162,000	—	24,297	34,698	2,125	223,120
Business Development	2009	162,000	25,000	46,506		6,708	240,214
Henry G. Schopfer	2011	$211,798	$—	$103,001	$—	$154,891	$469,690
Former Vice President and	2010	250,000	—	100,003	90,758	3,079	443,840
Chief Financial Officer(5)	2009	250,000	—	89,978	—	11,465	351,443

(b) The percentage information provided for Mr. Warren Hayslip as presented in the Base Salary Table on Page 22 of the Proxy Statement is revised to reflect a percentage increase of 5%:

Name of Officer	Fiscal 2010 Base Salary	Fiscal 2011 Base Salary	Increase	Percentage Increase

Warren R. Hayslip	220,000	231,000	11,000	5.0%

(c) The information presented in the table of Grants of Plan-Based Awards on Page 27 of the Proxy Statement is revised below to reflect the correct amounts under (i) “All Other Stock Awards: Number of Shares of Stock” for each of Mr. Hayslip, Mr. McMenamin, Mr. Taylor and Mr. Schopfer and (ii) “Grant Date Fair Value of Stock and Option Awards” for each of Mr. Burlage, Mr. Hayslip, Mr. McMenamin, Mr. Taylor and Mr. Schopfer:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares	Grant Date Fair Value of Stock and Option
Name	Type	Grant Date	Threshold	Target	Maximum	Stock(2)	Awards(3)
Peter J. Burlage	AIC		$110,250	$220,500	$441,000
	LTI	07/01/2010				18,054	$ 262,505
Ronald L. McCrummen(4)	AIC		—	—	—
	LTI	05/05/2011				14,419	310,009
WWarren R. Hayslip	AIC		$46,200	$92,400	$184,800
	LTI	07/01/2010				6,355	92,402
S Sean P. McMenamin	AIC		$36,000	$72,000	$144,000
	LTI	07/01/2010				4,951	71,988
David Taylor	AIC		$33,400	$66,800	$133,600
	LTI	07/01/2010				4,594	66,797
Henry G. Schopfer(5)	AIC		$51,500	$103,000	$206,000
	LTI	07/01/2010				7,084	103,001

(1)	Represents the potential payout for annual cash incentive compensation. These awards were subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Fiscal 2011 Compensation — Annual Incentive Awards.” Actual amounts of annual cash incentive compensation earned in fiscal 2011 by our named executive officers are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents number of shares of restricted stock granted to our named executive officers as annual long-term incentive compensation. These restricted stock awards vest ratably over a four-year period beginning on the first anniversary of the grant date. The number of shares has been adjusted for the two-for-one stock exchange affected in connection with the Company’s holding company reorganization in August 2008.

(3)	Calculated based on the closing market price of the Company’s common stock on the date of the grant.

(4)	Mr. McCrummen was appointed Vice President and Chief Financial Officer in April 2011. The LTI granted to Mr. McCrummen at the time of his appointment was part of his inducement award to join the Company.

(5)	Mr. Schopfer resigned from his position as Chief Financial Officer in April 2011.